EXHIBIT 99.1


           EQUITY INNS NOMINATES ROBERT P. BOWEN TO BOARD OF DIRECTORS


GERMANTOWN, Tenn., March 18, 2004 -- Equity Inns, Inc. (NYSE: ENN), a hotel real estate investment trust (REIT), today announced that it has nominated Robert P. Bowen to the Board of Directors. Mr. Bowen's appointment is subject to shareholder approval.

Mr. Bowen retired as a partner of Arthur Andersen LLP in 1999, having been with the firm for more than 31 years. He was partner-in-charge of the Audit practice of Arthur Andersen's Memphis and Little Rock offices. Mr. Bowen has more than 25 years of experience in the hospitality industry and was a member of Andersen's worldwide hospitality industry team, serving clients including Holiday Inns, Inc. and its successor, Harrah's Entertainment, Inc. (NYSE: HET), Promus Hotel Corporation and Belz Enterprises. He is currently a Director and Chair of the Audit Committee for Gaylord Entertainment Company (NYSE: GET).

Mr. Bowen holds an MBA from Emory University and a BA degree from Mississippi State University.

The Company also announced that William W. Deupree, Jr. stepped down from the Board of Directors, effective February 17, 2004. He had been a member of Equity Inns' Board of Directors for more than ten years.

Phillip H. McNeill, Sr., Chairman of the Board and Chief Executive Officer of Equity Inns, Inc. said, "We are pleased to nominate Bob Bowen to our Board of Directors and strongly recommend his approval by our shareholders. His wealth of audit and hospitality experience, especially in dealing with public companies, will make him a valuable asset to our Company." Mr. McNeill continued, "At the same time, we thank Bill Deupree for his many contributions, and wish him well on his future endeavors." About Equity Inns Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company owns 92 hotels with 11,871 rooms located in 34 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

CONTACT:    Equity Inns, Inc.
            Howard Silver,
            President
            901/754-7774
                 Or
            Integrated Corporate Relations, Inc.
            Brad Cohen,
            203/222-9013 ext. 238